Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 8, 2013, by and between Sourcefire, Inc., a Delaware corporation (the “Company”), and John Becker (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive is willing to serve in the employ of the Company upon the terms and conditions provided in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Term of Agreement. Executive’s employment with the Company and the term of this Agreement (the “Term”) shall commence on April 8, 2013 (the “Commencement Date”) and shall continue until the fourth (4th) anniversary of the Commencement Date on the terms and subject to the conditions set forth in this Agreement; provided, that commencing on such fourth (4th) anniversary of the Commencement Date and on each one (1)-year anniversary thereafter (such date and each one (1)-year anniversary thereof, an “Extension Date”), this Agreement shall be automatically renewed and extended, upon the same terms and conditions, for successive one (1)-year periods, unless either party provides written notice at least ninety (90) days prior to the applicable Extension Date of its intention not to renew and extend the Term; provided, further, that if a Change in Control (as defined in Section 8.4(d) of this Agreement) occurs during the Term, the Term shall in no event terminate prior to the date that is thirteen (13) months following the date of such Change in Control.

2. Duties and Scope of Employment.

2.1 Positions and Duties. During the Term, Executive shall serve as the Company’s Chief Executive Officer, and will render such business and professional services in the performance of his duties as may reasonably be assigned to him from time to time by the Board of Directors of the Company (the “Board”). In this position, Executive will be the highest-ranking executive officer of the Company, with such powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of the Company.

2.2 Board Membership. Executive shall be appointed to serve as a member of the Board as of the Commencement Date, to serve an initial term through the next annual meeting of the Company’s stockholders. Thereafter, at each annual meeting of the Company’s stockholders where Executive’s term on the Board is due to expire, the Company will nominate Executive to continue to serve as a member of the Board, subject to law and any required stockholder approval. Executive’s service as a member of the Board shall be without additional compensation.

2.3 Obligations. During the Term, Executive will devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from (a) subject to the prior approval of the Board, accepting appointment to or from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, (b) subject to the prior disclosure to the Board, accepting appointments to any charitable organization or (c) managing his personal investments and affairs; provided in each case, and in the aggregate, that such activities do not interfere with Executive’s duties hereunder or conflict with the terms of the Company’s Corporate Governance Guidelines or Employee Proprietary Information, Inventions, and Non-Competition Agreement executed by the Executive pursuant to Section 9 of this Agreement.

3. Base Salary. Commencing with the Commencement Date, the Company shall pay Executive an initial base salary at the annual rate of $460,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases (but not decreases) in Executive’s base salary, if any, as may be determined on an annual basis in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Cash Incentives. With respect to each full fiscal year during the Term, Executive shall be eligible to earn an annual performance bonus (the “Annual Bonus”) with a target bonus opportunity of up to one hundred percent (100%) of Executive’s Base Salary (the “Target Bonus”) under the Company’s Annual Executive Incentive Plan (the “AIP”) or any successor thereto. The actual amount earned, if any, may be more or less than the Target Bonus, depending on the level of attainment of applicable goals. Any bonuses awarded under the AIP shall be payable at the time and in the manner specified in the AIP. Executive’s Annual Bonus for the fiscal year ending on December 31, 2013 shall not be subject to pro-ration and shall be determined as if Executive’s Commencement Date were January 1, 2013.

5. Long-Term Equity Arrangements.

5.1 Subject to the approval of the Compensation Committee, Executive shall be awarded an initial grant of nonqualified stock options to purchase 140,000 shares of Common Stock of the Company (the “Initial Performance-Based Option Grant”), subject to the vesting schedule and the other terms and conditions set forth in the Company’s standard notice of performance-based stock option award in the form substantially similar to Exhibit B1 attached hereto and the Company’s standard stock option agreement in the form substantially similar to Exhibit B3 attached hereto.

5.2 Subject to the approval of the Compensation Committee, Executive shall be awarded an initial grant of nonqualified stock options to purchase 130,000 shares of Common Stock of the Company (the “Initial Service-Based Option Grant”), subject to the vesting schedule and the other terms and conditions set forth in the Company’s standard notice of service-based stock option award in the form substantially similar to Exhibit B2 attached hereto and the Company’s standard stock option agreement in the form substantially similar to Exhibit B3 attached hereto.

5.3 Subject to the approval of the Compensation Committee, Executive shall be awarded an initial grant of restricted stock units (“RSUs”) relating to 70,000 shares of Common Stock of the Company (the “Initial Performance-Based RSU Award”), subject to the vesting schedule and the other terms and conditions set forth in the Company’s standard notice of performance-based RSU awards in the form substantially similar to Exhibit B4 attached hereto and the Company’s standard RSU award agreement in the form substantially similar to Exhibit B6 attached hereto.

5.4 Subject to the approval of the Compensation Committee, Executive shall be awarded an initial grant of RSUs relating to 60,000 shares of Common Stock of the Company (the “Initial Service-Based RSU Award”), subject to the vesting schedule and the other terms and conditions set forth in the Company’s standard notice of service-based RSU awards in the form substantially similar to Exhibit B5 attached hereto and the Company’s standard RSU award agreement in the form substantially similar to Exhibit B6 attached hereto.

6. Employee Benefits.

6.1 Paid Time Off. During the Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, including eligibility to accrue up to twenty (20) days of paid time off (“PTO”) per calendar year, pro-rated for partial years of service, in accordance with the Company’s policy on PTO accrual and use applicable to other senior executives of the Company.

6.2 Life Insurance. During the Term, the Company to use commercially reasonable efforts to provide Executive with supplemental life insurance with a coverage amount equal to $2,500,000 through a non-equity economic benefit regime split-dollar life insurance program, pursuant to which Executive can name the beneficiary under the policy under the terms and subject to the conditions set forth in an Endorsement Split Dollar Life Insurance Agreement in the form substantially similar to Exhibit C attached hereto; provided Executive remains responsible for any applicable taxes associated with such benefits.

7. Business Expenses. During the Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies and practices applicable to senior executives.

8. Termination. Executive’s employment may be terminated by either party at any time and for any reason and shall terminate automatically upon Executive’s death. The Term shall expire automatically upon any termination of Executive’s employment. Executive’s rights upon termination of employment with the Company and its affiliates shall be governed by this Agreement and the terms of any Employee Benefits under which Executive may have any rights upon termination of employment. For the avoidance of doubt, other than pursuant to the terms of this Agreement, Executive shall not be eligible to participate in, or otherwise receive any termination-related payments or benefits under any severance, change in control or similar plan, program or policy otherwise maintained by the Company or any of its affiliates.

8.1 Termination by the Company for Cause, due to Executive’s death or Disability or by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause, or due to Executive’s death or Disability, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(a) Base Salary through the date of termination;

(b) an amount representing any accrued, but unused PTO;

(c) any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal period, payable in accordance with the applicable AIP Participation Agreement;

(d) reimbursement for any unreimbursed business expenses properly incurred by Executive through the date of termination, in each case, in accordance with Company policy; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(e) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses 8.1(a) through (e) hereof, being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, or by Executive without Good Reason, except as set forth in this Section 8.1, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

8.2 Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (and other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case other than during the period commencing one (1) month prior to a Change in Control (as defined below) and ending on the thirteenth (13)-month following the Change in Control (such fourteen (14) month period, the “Change in Control Period”), Executive shall be entitled to receive:

(a) the Accrued Rights; and

(b) subject to Executive’s (i) delivery of a general release of all claims against the Company and its affiliates, substantially in the form attached hereto as Exhibit A, as may be modified to take into account any changes in law or the underlying circumstances (the “General Release”), and such General Release becoming effective and irrevocable within sixty (60) days following the date of termination of Executive’s employment (the “Termination Date”), and (ii) continued compliance, in all material respects, with the Company’s Employee Proprietary Information, Inventions, and Non-Competition Agreement entered into pursuant to Section 9 below:

(1) continued payment of Base Salary in accordance with the Company’s normal payroll practices for a period of twelve (12) months following the Termination Date, with such payments commencing on the first normal payroll date that is at least sixty (60) days following the Termination Date and with the first payment including any Base Salary payments that would have been made during the sixty (60) day period following the Termination Date if paid in accordance with the Company’s normal payroll practice;

(2) subject to Executive’s continued co-payment of premiums in the same amount as Executive paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of the applicable plan) of Executive and his then-eligible dependents in the Company’s group health plan in which they were participating on the Termination Date for twelve (12) months following the Termination Date, either on a subsidized basis consistent with the level of subsidization prior to termination or, if continuation of such subsidized benefits would violate Section 105(h) of the Code, with the Company providing payments to Executive in an amount equal to the portion of the premiums that would otherwise be subsidized by the Company; and

(3) twenty-five percent (25%) (or such lesser amount remaining unvested on the Termination Date) of the number of options or shares originally subject to each outstanding stock option award, restricted stock award and restricted stock unit award made to Executive during the Employment Term shall accelerate and become vested on the sixtieth (60th) day following the Termination Date.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive for Good Reason, except as set forth in this Section 8.2, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

8.3 By the Company without Cause or by Executive for Good Reason Following a Change in Control. If Executive’s employment is terminated by the Company without Cause (and other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case during the Change in Control Period, Executive shall be entitled to receive (in lieu of, and not in addition to, any amounts under Section 8.2):

(a) the Accrued Rights; and

(b) subject to Executive’s delivery of the General Release, and such General Release becoming effective and irrevocable within sixty (60) days following the Termination Date:

(1) a single cash payment equal to one and one-half (1.5) times Executive’s Base Salary and Target Bonus in the year of termination, which shall be paid on the sixtieth (60th) day following the Termination Date;

(2) subject to Executive’s continued co-payment of premiums in the same amount as Executive paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of the applicable plan) of Executive and his then-eligible dependents in the Company’s group health plan in which they were participating on the Termination Date for eighteen (18) months following the Termination Date, either on a subsidized basis consistent with the level of subsidization prior to termination or, if continuation of such subsidized benefits would violate Section 105(h) of the Code, with the Company providing payments to Executive in an amount equal to the portion of the premiums that would otherwise be subsidized by the Company; and

(3) full and immediate vesting of each outstanding stock option award, restricted stock award and restricted stock unit award made to Executive during the Employment Term.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive for Good Reason, in either case during the Change in Control Period, except as set forth in this Section 8.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

8.4 Definitions.

(a) For purposes of this Agreement, “Cause” shall mean (i) theft, fraud, material dishonesty or gross negligence in the conduct of the Company’s business, (ii) neglect of Executive’s duties and responsibilities that has a material adverse effect on the Company, (iii) engaging in personal conduct that would constitute grounds for liability for sexual harassment or discrimination (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body), (iv) conviction of, or plea of guilty or nolo contendere to, a felony (other than a violation of traffic or motor vehicle laws), (v) misconduct, misfeasance or malfeasance that could reasonably be expected to cause economic or reputational harm to the Company or its affiliates or (vi) willful and continued material breach by Executive of his “Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement” or of any other employment-related agreements (including, without limitation, any employment agreement or offer letter) between Executive and the Company that has a material adverse effect on the Company; provided, that any purported termination of Executive’s employment shall be presumed to be other than for Cause, unless (A) the Company first provides written notice to Executive which includes a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for the purpose of considering such termination which finds “Cause” to exist and specifies the particulars of such conduct, and (B) Executive has been provided a period of at least thirty (30) days after receipt of the Company’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in the Company’s notice to the extent they are based on clauses (ii), (iii) or (v) above.

(b) For purposes of this Agreement, “Disability” shall mean (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, of income replacement benefits for a period of not less than three (3) months under a plan or arrangement covering employees of the Company.

(c) For purposes of this Agreement, “Good Reason” shall mean a (i) material decrease in Executive’s Base Salary or Target Bonus, (ii) material reduction or material adverse change in Executive’s authority, duties, job responsibilities, title or reporting structure, (iii) geographic relocation of Executive’s office without his consent to a location that is more than sixty (60) miles from the current location of his principal residence as of the date hereof, or (iv) willful and continued material breach by the Company of this Agreement that has a material adverse effect on Executive; provided, that any proposed termination of employment by Executive shall be presumed to be other than for Good Reason, unless Executive first provides written notice to the Company within ninety (90) days following the effective date of such event, and the Company has been provided a period of at least thirty (30) days after receipt of Executive’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in such notice. Executive’s termination of employment shall not be considered to be for Good Reason unless it occurs no more than one hundred and twenty (120) days following the initial occurrence of the purported Good Reason event(s) as described above.

(d) For purposes of this Agreement, “Change in Control” shall mean (A) a merger or consolidation in which the Company is not the surviving entity if, immediately after the consummation of such merger or consolidation, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger or consolidation or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger or consolidation, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (B) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations) (other than to a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (C) the complete liquidation or dissolution of the Company; (D) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; (E) acquisition in a single or series of related transactions by any person or related group of persons (other than an acquisition from or by the Company or by a Company or subsidiary-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of

1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; or (F) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors. As used herein, “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

8.5 No Mitigation or Offset. The amount of any payment or benefit provided for in Section 8 shall not be reduced, offset or subject to recovery by the Company or any of its subsidiaries or affiliates by reason of any compensation earned by Executive as the result of employment by another employer after Executive’s employment with the Company terminates for any reason. In addition, Executive shall be under no obligation to seek other employment or to take any other actions to mitigate the amounts payable under Section 8.

8.6 Sections 280G and 4999.

(a) In the event of a Change in Control, or other event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the Code, the Company, at its sole expense, shall cause a certified public accounting firm designated by the Company (the “Accounting Firm”) promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, the Executive under this Agreement, and any other agreement or plan benefiting the Executive (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to the Executive in connection with such event. If the Accounting Firm determines that the Original Payments are subject to excise taxes under Section 4999 of the Code (the “Excise Tax”), then:

(i) If (A) the aggregate Original Payments exceed an amount (the “Parachute Threshold”) equal to two hundred ninety nine percent (299%) of the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, and (B) such excess is equal to four and six-tenths percent (4.6%) of the Parachute Threshold or less, the Original Payments shall be reduced (but not below zero) to the extent necessary so that no portion of the Original Payments is subject to the Excise Tax (with such reduction effected in accordance with Section 8.6(f) below); or

(ii) If (A) the aggregate Original Payments exceed the Parachute Threshold, and (B) such excess is equal to more than four and six-tenths percent (4.6%) of the Parachute Threshold, then an additional amount shall be paid to the Executive (the “Gross-Up Amount”) such that the net proceeds of the Gross-Up Amount to the Executive, after deduction of the Excise Tax (including interest and penalties) and any federal, state and local income taxes and employment taxes (including interest and penalties) upon the Gross-Up Amount, shall be equal to the Excise Tax on the Original Payments.

(b) The Accounting Firm will perform the calculations in conformity with the foregoing provisions and will provide the Executive with a copy of their calculations. The intent of the parties is that, except as set forth in Section 8.6(a)(i), the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payments and Gross-Up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Amount payable hereunder.

(c) If no determination by the Accounting Firm is made prior to the time the Executive is required to file a tax return reflecting Excise Taxes on any portion of the Original Payments, the Executive will be entitled to receive a Gross-Up Amount calculated on the basis of the Excise Tax that the Executive reports in such tax return, within thirty (30) days after the filing of such tax return. The Executive agrees that, for the purposes of the foregoing sentence, the Executive is not required to file a tax return until the Executive has obtained the maximum number and length of filing extensions available, and Executive shall have provided a copy of the relevant portions of such tax return to the Company not less than ten (10) days prior to filing such tax return. If, subsequent to the Executive’s filing of such tax return but within one hundred eighty (180) days thereafter, the Accounting Firm determines that the aggregate Original Payments should be reduced pursuant to Section 8.6(a)(i), the Executive shall reimburse the Company the amount of such reduction, promptly file an amended tax return reflecting such reduction, and promptly take any steps reasonably required to obtain a refund of any Excise Tax paid with respect to the Original Payments.

(d) If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payments or the Gross-Up Amount than is determined by the Accounting Firm or reflected in the Executive’s tax returns, the Executive shall be entitled to receive an additional Gross-Up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from the Company within thirty (30) days after such determination. The Executive shall cooperate with the Company as it may reasonably request to permit the Company (at its sole expense) to contest the determination of such taxing authority in order to minimize the amount payable under this Section 8.6.

(e) If any tax authority finally determines the Excise Tax payable by the Executive to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, the Executive shall repay to the Company, within thirty (30) days after the Executive’s receipt of a tax refund resulting from that determination, to the extent of such refund, the portion of the Gross-Up Amount attributable to such reduction (including the refunded portion of Gross-Up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Amount being repaid, less any additional income tax resulting from receipt of such refund).

(f) If the Original Payments are to be reduced pursuant to Section 8.6(a)(i) above, then the amounts payable under this Agreement will be reduced or eliminated by determining the Parachute Payment Ratio (as defined below) for each Original Payment and then reducing the Original Payments in order beginning with the Original Payment with the highest Parachute

Payment Ratio. For Original Payments with the same Parachute Payment Ratio, such payments shall be reduced based on the time of payment of such Original Payments, with amounts having later payment dates being reduced first. For Original Payments with the same Parachute Payment Ratio and the same time of payment, such Original Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Original Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable payment for purposes of Section 280G of the Code, and the denominator of which is the intrinsic value of such Parachute Payment.

(g) Notwithstanding the foregoing, if on the date of the Executive’s termination, the Executive is a “specified employee” within the meaning of Section 409A of the Code and any Original Payments are made on account of the Executive’s termination of employment, any Gross-Up Amount that would otherwise be due under this Section 8.6 and that would constitute deferred compensation within the first six (6) months following the Executive’s termination of employment shall instead be subject to the six (6) month delay to the extent required by Section 11.7 below. The Executive’s receipt of a Gross-Up Amount for Excise Tax due in one taxable year shall not affect the Executive’s eligibility for a Gross-Up Amount for Excise Tax due in another taxable year. The Executive’s rights under this Section 8.6 are not subject to liquidation or exchange for another benefit.

8.7 Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive will be deemed to have resigned, as of the date of such termination and to the extent applicable, from all positions he then holds with the Company or its affiliates, including any position(s) on the Board, voluntarily, without any further required action by Executive, and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

9. Proprietary Information, Inventions, and Non-Competition Agreement. As a condition to his employment with the Company, Executive shall execute and comply with the Company’s Employee Proprietary Information, Inventions, and Non-Competition Agreement, in the form attached hereto as Exhibit D.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or the Employee Proprietary Information, Inventions, and Non-Competition Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

11.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement shall be heard and determined before an appropriate state or federal court serving Howard County, Maryland. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

11.2 Expenses. In the event of any dispute between the Company and Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of such prevailing party’s costs and expenses incurred in connection with any such dispute, including reasonable attorneys’ fees.

11.3 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

11.4 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.5 Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

11.6 Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; except to the extent permitted by the Company in writing. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

11.7 Compliance with IRC Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of (or an exemption or exclusion from) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), and any ambiguities in this Agreement will be interpreted accordingly. Any provision of this Agreement that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).

(a) Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement which are payable upon or following Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(b) Notwithstanding anything in this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A and the deferral in accordance with Section 409A(a)(2)(B) of the Code of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A without the imposition of any accelerated or additional tax). In addition, for purposes of the Agreement, each amount (including each installment payment that may be paid pursuant to Section 8.2) to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

(c) With respect to expenses eligible for reimbursement or in-kind benefits under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements or in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, (iii) any reimbursement is for expenses incurred during the period of time specified in the Agreement and (iv) Executive’s right to have the Company pay or provide such reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit, except, in each case, to the extent that the right to reimbursement or in-kind benefits does not provide for a “deferral of compensation” within the meaning of Section 409A.

(d) Where required to avoid additional taxes under Section 409A, no transaction or event shall constitute a Change in Control for purposes of this Agreement unless such transaction or event also constitutes a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets,” each as defined in Section 409A.

The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11.7; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses Executive (or his estate or beneficiaries) may incur with respect to or as a result of Section 409A.

11.8 Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, assigns, agents, affiliates, heirs, distributees, devisees and legatees. The Company shall require any successor to all or substantially all of the assets or business of the Company to agree to assume the Agreement.

11.9 Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, Maryland 21046

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

11.10 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

11.11 Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

11.12 Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided that the Company reimburses Executive for any costs or expenses reasonably incurred in connection with such cooperation. This provision shall survive any termination of this Agreement.

11.13 Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.14 Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

11.15 Dispute Resolution. Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of one (1) arbitrator. The arbitrator shall be a neutral arbitrator and subject to Rule 19 of the Rules. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof. A decision by the arbitrator shall be final, conclusive and binding. The arbitrator shall deliver a written and reasoned award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in Howard County, Maryland. Any decision as to the scope and nature of Executive’s duties shall be made by the Board, in its sole discretion, and shall not be subject to dispute resolution.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SOURCEFIRE, INC.

By:	/s/ Todd P. Headley
	Name:	Todd P. Headley
	Title:	Chief Financial Officer

/s/ John Becker
John Becker

List of Exhibits

Exhibit A	Form of General Release

Exhibit B1	Form of Notice of Performance-Based Stock Option Award

Exhibit B2	Form of Notice of Service-Based Stock Option Award

Exhibit B3	Form of Stock Option Agreement

Exhibit B4	Form of Notice of Performance-Based Restricted Stock Unit Award

Exhibit B5	Form of Notice of Service-Based Restricted Stock Unit Award

Exhibit B6	Form of Restricted Stock Unit Agreement

Exhibit C	Form of Endorsement Split Dollar Life Insurance Agreement

Exhibit D	Form of Employee Proprietary Information, Inventions, and Non-Competition Agreement

EXHIBIT A

Form of General Release

This General Release (“Release”) is entered into as of             , 20     (the “Execution Date”), by and between John Becker (“Executive”) and Sourcefire, Inc., a Delaware corporation, and its successors and assigns (the “Company”). Executive and the Company are sometimes collectively referred to as the “Parties”.

1. Executive’s employment with the Company is terminated effective as of             , 20     (hereinafter “Termination Date”).

2. In consideration for Executive’s execution of this Release and Executive’s promises and covenants contained herein and in that certain Employment Agreement, dated             , 2013, between the Company and Executive (the “Employment Agreement”), the Company agrees to deliver to Executive those payments and benefits set forth in Section 8.     of the Employment Agreement, on the terms and conditions described therein, after Executive executes this Release.

3. Executive and Executive’s agents and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge the Company and its predecessors, subsidiaries and affiliates, and their respective officers, directors, stockholders, agents, attorneys, employees, successors or assigns (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever (including attorneys’ fees, costs and disbursements actually incurred), in law or equity, whether known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may now exist or which may later arise, including without limitation under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Fair Labor Standards Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; Article 49B of the Maryland Code; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including contract law, tort law, civil rights laws, public policy or common law, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, except as otherwise provided in this Agreement.

4. Executive acknowledges that there may exist claims or facts in addition to or different from those which are now known or believed by the Parties to exist and Executive agrees that it is Executive’s intention to fully settle and release such claims, whether known or unknown, that may exist as of the date of this agreement. Executive therefore waives his rights under Section 1542 of the Civil Code of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive acknowledges he has read this Release, including the waiver of California Civil Code Section 1542. Executive further acknowledges he has been specifically advised to consult an attorney about the Release and specifically about the waiver of Section 1542, and that he understands the Release and the Section 1542 waiver, and so freely and knowingly enters into this Release. Executive understands he may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Release. Executive agrees that the release and agreements contained in this Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts. Executive hereby assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Release or with regard to any facts which are now unknown to him.

5. Notwithstanding anything to the contrary set forth in paragraph 3, the Releasors do not waive, release or discharge the Releasees from (i) any claims regarding any payments or benefits due to Executive in connection with his execution of this Release pursuant to paragraph 2, (ii) Executive’s rights to indemnification from the Company whether pursuant to a prior agreement, the Company’s bylaws, applicable law or otherwise, (iii) any claim which the Releasors may have as the beneficial owner of securities of the Company, or (iv) any claim which may arise in the future from events or actions occurring after the date that Executive executes this Release.

6. Executive hereby represents that Executive has not filed or commenced any proceeding against any of the Releasees regarding the claims and matters discussed in paragraph 3, and hereby covenants and agrees not to file or commence any proceeding against any of the Releasees with respect to, or in any way connected with, Executive’s employment with the Company or the termination thereof, or otherwise regarding the claims and matters discussed in paragraph 3, in each case, arising on or prior to the date of execution of this Release. Executive also agrees that if Executive breaches these representations or covenants, then Executive authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding.

7. Executive warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Executive and the Company.

8. If any provision of this Release or compliance by Executive or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Executive and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Executive consents to venue and personal jurisdiction in the appropriate state of federal court serving Howard County, Maryland for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein; no oral representations have been made or relied upon by the Parties.

9. Executive specifically agrees and acknowledges that: (i) he has read and understands the terms of this Release; (ii) he has hereby been advised by the Company to consult with an attorney prior to executing this Release; (iii) the Company has given him a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by Executive’s voluntary execution prior to the expiration of the twenty–one day period; and (iv) following his execution of this Release he has seven (7) days in which to revoke his release as set forth in this paragraph 9 only and that, if he chooses not to so revoke, the Release shall then become effective and enforceable and the payment listed above shall then be made to Executive in accordance with the terms of this Release. To cancel this Release, Executive understands that he must give a written revocation to the General Counsel of the Company at 9770 Patuxent Woods Drive, Columbia, Maryland 21046, either by hand delivery or certified mail within the seven–day period. If he rescinds the Release, it will not become effective or enforceable and he will not be entitled to any benefits from the Company.

10. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or constructed to be: (i) an admission of the truth or falsity of any claims heretofore made; or (ii) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

11. Each of the Released Parties, other than the Company, is intended third party beneficiaries of this Release.

[Signatures appear on following page.]

ACCEPTED AND AGREED TO:

SOURCEFIRE, INC.

By:
Name:
Title:

John Becker

EXHIBIT B1

Form of Notice of

Performance-Based Stock Option Award

SOURCEFIRE, INC.

2007 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION AWARD

Grantee’s Name and Address:

JOHN C. BECKER

[ADDRESS]

UNITED STATES

You (the “Grantee”) have been granted an option to purchase shares of Common Stock, subject to the terms and conditions of this Notice of Stock Option Award (the “Notice”), the Sourcefire, Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Stock Option Award Agreement (the “Option Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms defined in the Plan shall have the same meaning as those in this Notice.

OPTION NUMBER	[TBD]
OPTION DATE	May 6, 2013
VEST BASE DATE	May 6, 2013
OPTION PRICE	[$ ]
TOTAL SHARES GRANTED	140,000
TOTAL OPTION PRICE	[$ ]
OPTION TYPE	Non-Qualified Stock Option
EXPIRATION	May 5, 2020
REQUIRES ACCEPTANCE	Y

Post-Termination Exercise Period	Three (3) Months

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Plan and the Option Agreement, the Option may be exercised, in whole or in part, in accordance with the following schedule:

•

With respect to 46,666 of the Shares subject to the Option, 25% of such Shares shall vest twelve months after the date that the Fair Market Value per Share of the Company’s Common Stock equals or exceeds $60.00 for ten (10) consecutive trading days, and 3/48ths of the Shares subject to the Option shall vest every third month thereafter;

•

With respect to 46,667 of the Shares subject to the Option, 25% of such Shares shall vest twelve months after the date that the Fair Market Value per Share of the Company’s Common Stock equals or exceeds $65.00 for ten (10) consecutive trading days, and 3/48ths of the Shares subject to the Option shall vest every third month thereafter; and

•

With respect to 46,667 of the Shares subject to the Option, 25% of such Shares shall vest twelve months after the date that the Fair Market Value per Share of the Company’s Common Stock equals or exceeds $70.00 for ten (10) consecutive trading days, and 3/48ths of the Shares subject to the Option shall vest every third month thereafter.

During any authorized leave of absence, the vesting of the Option as provided in this schedule shall be suspended after the leave of absence exceeds a period of three (3) months. Vesting of the Option shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the Option shall be extended by the length of the suspension.

In the event of termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option shall terminate concurrently with the termination of the Grantee’s Continuous Service, except as otherwise determined by the Administrator.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice, the Plan, and the Option Agreement.

SOURCEFIRE, INC. a Delaware corporation

By:
Title:	Chief Financial Officer

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THE OPTION SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE OPTION AGREEMENT, OR THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Option Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the

Option subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Plan and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Plan and the Option Agreement. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Option Agreement shall be resolved by the Administrator in accordance with Section 13 of the Option Agreement. The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 14 of the Option Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

EXHIBIT B2

Form of Notice of

Service-Based Stock Option Award

SOURCEFIRE, INC.

2007 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION AWARD

Grantee’s Name and Address:

JOHN C. BECKER

[ADDRESS]

UNITED STATES

You (the “Grantee”) have been granted an option to purchase shares of Common Stock, subject to the terms and conditions of this Notice of Stock Option Award (the “Notice”), the Sourcefire, Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Stock Option Award Agreement (the “Option Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms defined in the Plan shall have the same meaning as those in this Notice.

OPTION NUMBER	[TBD]
OPTION DATE	May 6, 2013
VEST BASE DATE	May 6, 2013
OPTION PRICE	[$ ]
TOTAL SHARES GRANTED	130,000
TOTAL OPTION PRICE	[$ ]
OPTION TYPE	Non-Qualified Stock Option
EXPIRATION	May 5, 2020
REQUIRES ACCEPTANCE	Y

Post-Termination Exercise Period	Three (3) Months

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Plan and the Option Agreement, the Option may be exercised, in whole or in part, in accordance with the following schedule:

25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 3/48ths of the Shares subject to the Option shall vest every third month thereafter.

During any authorized leave of absence, the vesting of the Option as provided in this schedule shall be suspended after the leave of absence exceeds a period of three (3) months. Vesting of the Option shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the Option shall be extended by the length of the suspension.

In the event of termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option shall terminate concurrently with the termination of the Grantee’s Continuous Service, except as otherwise determined by the Administrator.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice, the Plan, and the Option Agreement.

SOURCEFIRE, INC. a Delaware corporation

By:
Title:	Chief Financial Officer

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THE OPTION SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE OPTION AGREEMENT, OR THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Option Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Plan and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Plan and the Option Agreement. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Option Agreement shall be resolved by the Administrator in accordance with Section 13 of the Option Agreement. The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 14 of the Option Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

EXHIBIT B3

Form of Stock Option Agreement

SOURCEFIRE, INC.

2007 STOCK INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

1. Grant of Option. Sourcefire, Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Stock Option Award (the “Notice”), an option (the “Option”) to purchase the Total Number of Shares of Common Stock subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, this Stock Option Award Agreement (the “Option Agreement”) and the Company’s 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

If designated in the Notice as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. However, notwithstanding such designation, the Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to options designated as Incentive Stock Options which become exercisable for the first time by the Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the shares subject to such options shall be determined as of the grant date of the relevant option.

2. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Option Agreement. The Option shall be subject to the provisions of Section 11 of the Plan relating to the exercisability or termination of the Option in the event of a Corporate Transaction or Change in Control. The Grantee shall be subject to reasonable limitations on the number of requested exercises during any monthly or weekly period as determined by the Administrator. In no event shall the Company issue fractional Shares. Notwithstanding the foregoing, if in connection with a Corporate Transaction or Change in Control, any of Grantee’s Options granted hereunder are not Assumed, then such Options shall become fully and immediately vested and Grantee shall be eligible to exercise the Options effective immediately prior to the Corporate Transaction or Change in Control, in accordance with the terms and subject to the conditions set forth in the Notice, the Plan and this Agreement.

(b) Method of Exercise. The Option shall be exercisable by delivery of an exercise notice (a form of which is attached as Exhibit A) or by such other procedure as specified from time to time by the Administrator which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, and such other provisions as may be required by the Administrator. The exercise notice shall be delivered in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Administrator to the Company accompanied by payment of the Exercise Price and all applicable income and employment taxes required to be withheld. The Option shall be deemed to be exercised upon receipt by the Company of such notice accompanied by the Exercise Price all applicable withholding taxes, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 3(c), below to the extent such procedure is available to the Grantee at the time of exercise and such an exercise would not violate any Applicable Law.

(c) Taxes. No Shares will be delivered to the Grantee or other person pursuant to the exercise of the Option until the Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of applicable income tax and employment tax withholding obligations, including, without limitation, such other tax obligations of the Grantee incident to the receipt of Shares. Upon exercise of the Option, the Company or the Grantee’s employer may offset or withhold (from any amount owed by the Company or the Grantee’s employer to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax withholding obligations.

3. Method of Payment. Payment of the Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Law:

(a) cash;

(b) check;

(c) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised; or

(d) payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

4. Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws. In addition, the Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company. If the exercise of the Option within the applicable time periods set forth in Section 5, 6 and 7 of this Option Agreement is prevented by the provisions of this

Section 4, the Option shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date set forth in the Notice.

5. Termination or Change of Continuous Service. In the event the Grantee’s Continuous Service terminates, other than for Cause, the Grantee may, but only during the Post-Termination Exercise Period, exercise the portion of the Option that was vested at the date of such termination (the “Termination Date”). The Post-Termination Exercise Period shall commence on the Termination Date. In the event of termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option shall, except as otherwise determined by the Administrator, terminate concurrently with the termination of the Grantee’s Continuous Service (also the “Termination Date”). In no event, however, shall the Option be exercised later than the Expiration Date set forth in the Notice. In the event of the Grantee’s change in status from Employee, Director or Consultant to any other status of Employee, Director or Consultant, the Option shall remain in effect and the Option shall continue to vest in accordance with the Vesting Schedule set forth in the Notice; provided, however, that with respect to any Incentive Stock Option that shall remain in effect after a change in status from Employee to Director or Consultant, such Incentive Stock Option shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following such change in status. Except as provided in Sections 5 and 6 below, to the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the Post-Termination Exercise Period, the Option shall terminate.

6. Disability of Grantee. In the event the Grantee’s Continuous Service terminates as a result of his or her Disability, the Grantee may, but only within twelve (12) months commencing on the Termination Date (but in no event later than the Expiration Date), exercise the portion of the Option that was vested on the Termination Date; provided, however, that if such Disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code and the Option is an Incentive Stock Option, such Incentive Stock Option shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the Termination Date. To the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the time specified herein, the Option shall terminate. Section 22(e)(3) of the Code provides that an individual is permanently and totally disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

7. Death of Grantee. In the event of the termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the Grantee’s death during the Post- Termination Exercise Period or during the twelve (12) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the person who acquired the right to exercise the Option pursuant to Section 8 may exercise the portion of the Option that was vested at the date of termination within twelve (12) months commencing on the date of death (but in no event later than the Expiration Date). To the extent that the Option was unvested on the date of death, or if the vested portion of the Option is not exercised within the time specified herein, the Option shall terminate.

8. Transferability of Option. The Option, if an Incentive Stock Option, may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Grantee only by the Grantee. The Option, if a Non-Qualified Stock Option, may not be transferred in any manner other than by will or by the laws of descent and distribution, provided, however, that a Non-Qualified Stock Option may be transferred during the lifetime of the Grantee to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Incentive Stock Option or Non-Qualified Stock Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Following the death of the Grantee, the Option, to the extent provided in Section 7, may be exercised (a) by the person or persons designated under the deceased Grantee’s beneficiary designation or (b) in the absence of an effectively designated beneficiary, by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

9. Term of Option. The Option must be exercised no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein. After the Expiration Date or such earlier date, the Option shall be of no further force or effect and may not be exercised.

10. Tax Consequences. The Grantee may incur tax liability as a result of the Grantee’s purchase or disposition of the Shares. THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

11. Entire Agreement: Governing Law. The Notice, the Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan and this Option Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of the Notice, the Plan or this Option Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Construction. The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

13. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Option Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

14. Venue and Waiver of Jury Trial. The Company, the Grantee, and the Grantee’s assignees pursuant to Section 8 (the “parties”) agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Option Agreement shall be brought in the United States Federal Court serving Howard County, Maryland (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Maryland state court in Howard County, Maryland) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 14 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

15. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

END OF AGREEMENT

EXHIBIT A

SOURCEFIRE, INC.

2007 STOCK INCENTIVE PLAN

EXERCISE NOTICE

Grantee’s Name and Address
Award Number
Date of Award
Type of Option	Incentive Stock Option
Non-Qualified Stock Option
Exercise Date (“Exercise Date”)
Exercise Price per Share	$
Number of Shares Exercised (the “Shares”)
Total Exercise Price	$

To:	Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, MD 21046

Attention: General Counsel

1. Exercise of Option. Effective as of the Exercise Date, the undersigned (the “Grantee”) hereby elects to exercise the Grantee’s option to purchase the Shares of Sourcefire, Inc. (the “Company”) under and pursuant to the Company’s 2007 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Stock Option Award Agreement (the “Option Agreement”) and Notice of Stock Option Award (the “Notice”) described above. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Exercise Notice.

2. Representations of the Grantee. The Grantee acknowledges that the Grantee has received, read and understood the Notice, the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

3. Rights as Stockholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

4. Delivery of Payment. The Grantee herewith delivers to the Company the full Exercise Price for the Shares, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 3(d) of the Option Agreement.

5. Tax Consultation. The Grantee understands that the Grantee may suffer adverse tax consequences as a result of the Grantee’s purchase or disposition of the Shares. The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with the purchase or disposition of the Shares and that the Grantee is not relying on the Company for any tax advice.

6. Taxes. The Grantee agrees to satisfy all applicable foreign, federal, state and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations. In the case of an Incentive Stock Option, the Grantee also agrees, as partial consideration for the designation of the Option as an Incentive Stock Option, to notify the Company in writing within thirty (30) days of any disposition of any shares acquired by exercise of the Option if such disposition occurs within two (2) years from the Date of Award or within one (1) year from the date the Shares were transferred to the Grantee.

7. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this agreement shall inure to the benefit of the successors and assigns of the Company. This Exercise Notice shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

8. Construction. The captions used in this Exercise Notice are inserted for convenience and shall not be deemed a part of this agreement for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9. Administration and Interpretation. The Grantee hereby agrees that any question or dispute regarding the administration or interpretation of this Exercise Notice shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10. Governing Law; Severability. This Exercise Notice is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of this Exercise Notice be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

11. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

12. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

13. Entire Agreement. The Notice, the Plan and the Option Agreement are incorporated herein by reference and together with this Exercise Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan, the Option Agreement and this Exercise Notice (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.

Submitted by:

GRANTEE:

(Signature)

Accepted by:

SOURCEFIRE, INC.

By:

Title:

Address:

9770 Patuxent Woods Drive

Columbia, MD 21046

EXHIBIT B4

Form of Notice of

Performance-Based Restricted Stock Unit Award

SOURCEFIRE, INC.

2007 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:

JOHN C. BECKER

[ADDRESS]

UNITED STATES

You (the “Grantee”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the Sourcefire, Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number	[TBD]
Date of Award	May 6, 2013
Vesting Commencement Date	May 6, 2013
Total Number of Restricted Stock
Units Awarded (the “Units”)	70,000

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”):

Grantee’s interest in the Units will vest in full as to one hundred percent (100%) of any Units that remain unvested as of the fifth (5th) anniversary of the Vesting Commencement Date; provided, however, that on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date, Grantee’s interest will earlier vest as to twenty-five percent (25%) of the Total Number of Restricted Stock Units Awarded if one hundred percent (100%) of the annual performance goals with respect to the Award, as established by the Compensation Committee for the fiscal year immediately preceding such anniversary of the Vesting Commencement Date, are met.

The determination as to whether the annual performance goals for each applicable fiscal year have been met shall be made by the Compensation Committee. In the event that the Compensation Committee determines that the annual performance goals for a fiscal year have been met and such determination is made after the applicable anniversary of the

Vesting Commencement Date, the Units subject to vesting on such anniversary will instead vest on the date that such determination is made.

In the event of the Grantee’s change in status from Employee to Consultant or Director, the determination of whether such change in status results in a termination of Continuous Service will be determined in accordance with Section 409A of the Code. During any authorized leave of absence, the vesting of the Units as provided in this schedule shall be suspended (to the extent permitted under Section 409A of the Code) after the leave of absence exceeds a period of three (3) months. The Vesting Schedule of the Units shall be extended by the length of the suspension. Vesting of the Units shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity; provided, however, that if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then (a) the Grantee’s Continuous Service shall be deemed to terminate on the first date following such six-month period and (b) the Grantee will forfeit the Units that are unvested on the date of the Grantee’s termination of Continuous Service. An authorized leave of absence shall include sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government). Notwithstanding the foregoing, with respect to a leave of absence due to any medically determinable physical or mental impairment of the Grantee that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Grantee to be unable to perform the duties of the Grantee’s position of employment or substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period above.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including death or Disability. In the event the Grantee terminates Continuous Service for any reason, including death or Disability, any unvested Units held by the Grantee immediately upon such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

SOURCEFIRE, INC.
a Delaware corporation

By:
Title:	Chief Financial Officer

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement and the Plan (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable. By signing below (or providing an electronic signature by clicking below) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (ii) represents that the Grantee has access to the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 8 of the Agreement. The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 9 of the Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

EXHIBIT B5

Form of Notice of

Service-Based Restricted Stock Unit Award

SOURCEFIRE, INC.

2007 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:

JOHN C. BECKER

[ADDRESS]

UNITED STATES

You (the “Grantee”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the Sourcefire, Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number	[TBD]
Date of Award	May 6, 2013
Vesting Commencement Date	May 6, 2013
Total Number of Restricted Stock
Units Awarded (the “Units”)	60,000

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”):

Grantee’s interest in the Units will vest in four (4) equal annual installments of twenty-five percent (25%) of the Units, such that twenty-five percent (25%) of such Units shall vest on the first annual anniversary of the Vesting Commencement Date and subsequently on the second, third and fourth anniversary of the Vesting Commencement Date until the Shares are fully vested.

In the event of the Grantee’s change in status from Employee to Consultant or Director, the determination of whether such change in status results in a termination of Continuous Service will be determined in accordance with Section 409A of the Code.

During any authorized leave of absence, the vesting of the Units as provided in this schedule shall be suspended (to the extent permitted under Section 409A of the Code) after the leave of absence exceeds a period of three (3) months. The Vesting Schedule of the Units shall be extended by the length of the suspension. Vesting of the Units shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity; provided, however, that if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then (a) the Grantee’s Continuous Service shall be deemed to terminate on the first date following such six-month period and (b) the Grantee will forfeit the Units that are unvested on the date of the Grantee’s termination of Continuous Service. An authorized leave of absence shall include sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government). Notwithstanding the foregoing, with respect to a leave of absence due to any medically determinable physical or mental impairment of the Grantee that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Grantee to be unable to perform the duties of the Grantee’s position of employment or substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period above.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including death or Disability. In the event the Grantee terminates Continuous Service for any reason, including death or Disability, any unvested Units held by the Grantee immediately upon such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

SOURCEFIRE, INC.
a Delaware corporation

By:
Title:	Chief Financial Officer

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE

GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement and the Plan (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable. By signing below (or providing an electronic signature by clicking below) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (ii) represents that the Grantee has access to the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 8 of the Agreement. The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 9 of the Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice

EXHIBIT B6

Form of Restricted Stock Unit Agreement

SOURCEFIRE, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1. Issuance of Units. Sourcefire, Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the Sourcefire, Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2. Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

3. Conversion of Units and Issuance of Shares.

(a) General. Subject to Sections 3(b) and 3(c), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Immediately thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Notwithstanding the foregoing, the relevant number of Shares shall be issued no later than March 15th of the year following the calendar year in which the Award vests. Notwithstanding the foregoing, if in connection with a Corporate Transaction or Change in Control, any of Grantee’s Awards made hereunder are not Assumed, then Grantee shall be eligible to receive full vesting of the Award effective immediately prior to the Corporate Transaction or Change in Control, in accordance with the terms and subject to the conditions set forth in the Notice, the Plan and this Agreement. Any such Award shall be settled within thirty (30) days following the date of the Corporate Transaction or Change in Control but in no event later than March 15 of the calendar year following the calendar year in which the Corporate Transaction or Change in Control occurs.

(b) Delay of Conversion. The conversion of the Units into the Shares under Section 3(a) above, shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law. If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.

(c) Delay of Issuance of Shares. The Company shall delay the issuance of any Shares under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

4. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

5. Taxes.

(a) Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Share Withholding. If permissible under Applicable Law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii) By Sale of Shares. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those

Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day following the date on which such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

6. Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of Maryland without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

7. Construction. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

8. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

9. Venue and Jurisdiction. The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for the District of Maryland (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Maryland state court in the County of Howard) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 9 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

10. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

11. Nature of Award. In accepting the Award, the Grantee acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Grantee’s participation in the Plan is voluntary;

(e) the Grantee’s participation in the Plan shall not create a right to any employment with the Grantee’s employer and shall not interfere with the ability of the Company or the employer to terminate the Grantee’s employment relationship, if any, at any time;

(f) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy,

end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Entity;

(g) in the event that the Grantee is not an Employee of the Company or any Related Entity, the Award and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Entity;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired upon vesting of the Award, resulting from termination of the Grantee’s Continuous Service by the Company or any Related Entity (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, the Grantee irrevocably releases the Company and any Related Entity from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, the Grantee shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

(j) in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Grantee’s right to receive Awards under the Plan and to vest in such Awards, if any, will terminate effective as of the date that the Grantee is no longer providing services and will not be extended by any notice period mandated under local law (e.g., providing services would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Administrator shall have the exclusive discretion to determine when the Grantee is no longer providing services for purposes of this Award;

(k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares; and

(l) the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisers regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

12. Data Privacy.

(a) The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and this Agreement by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

13. Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.

14. Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units. The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

EXHIBIT C

Form of Endorsement

Split Dollar Life Insurance Agreement

SOURCEFIRE, INC.

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

John Becker

THIS ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT (“Agreement”) is made and entered into this 8th day of April, 2013, by and between Sourcefire, Inc., a Delaware Corporation (“Company”) and John Becker (“Executive”).

Pursuant to Section 6.2 and Exhibit C of the employment agreement between the Company and the Executive dated April 8, 2013, the Company is to acquire a variable universal life insurance policy, with the Executive as the insured (the “Policy”). This Agreement memorializes the agreement between the Company and the Executive regarding the continuation of the Policy (and each party’s rights and obligations with respect to the Policy) in connection with and following Executive’s retirement.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.2	“Beneficiary Designation Form” means the form attached hereto as Annex A, pursuant to which the Executive designates one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Executive’s Interest” means the benefit set forth in Section 2.2.

1.5	“Insured” means the Executive.

1.6	“Insurer” means the [ ], or any successor or assign.

1.7	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value (including any deferred premium load account) or (ii) the aggregate premiums paid by the Company.

1.8	“Policy” means the [POLICY NAME] insurance policy issued by the Insurer (policy number [ ]) on the Executive’s life.

ARTICLE 2

POLICY OWNERSHIP AND INTERESTS

2.1	Company’s Interest. The Company shall own the Policy and shall have the right to exercise all incidents of ownership, except as limited herein. The Company shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s Interest is determined according to Section 2.2 below. If the Policy is surrendered or otherwise cancelled prior to the Executive’s death, the Company shall have all rights with respect to the Policy, including, without limitation, the right to any cash surrender value (including any deferred premium load account).

2.2	Executive’s Interest. Upon the Executive’s death, the Executive’s Beneficiary shall be entitled to the Net Death Proceeds of the Policy. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary pursuant to the terms of this Agreement. The Executive and his Beneficiary shall have no other rights with respect to the Policy.

2.3	Company has no Obligation to Pay. Death proceeds payable under this Agreement shall be paid solely by the Insurer from the proceeds of the Policy. In no event shall the Company be obligated to pay a death benefit under this Agreement from its general funds. Should the Insurer refuse or be unable to pay death proceeds endorsed to Insured under the express terms of this Agreement, or should the Policy be cancelled for any reason, Executive’s Beneficiary shall not be entitled to a death benefit.

ARTICLE 3

DISCONTINUANCE OF POLICY

3.1	Discontinuance of Policy. The Company agrees to keep the Policy in force until the earliest of (a) the date the Executive attains age 65, (b) termination of the Executive’s employment for any reason other than the Executive’s death, whether by the Company or the Executive, or (c) such earlier date as the Company and the Executive (or the Executive’s designated agent or representative) may agree.

3.2	Offer to Purchase. If the Policy is discontinued, at least thirty (30) days prior to the date of discontinuance, the Company shall give the Executive at least thirty (30) days to purchase the Policy, subject to any applicable limitations on transfer of the Policy under applicable law or otherwise. The purchase price shall be the fair market value of the Policy.

ARTICLE 4

PREMIUMS AND IMPUTED INCOME

4.1	Premium Payment. The Company shall pay all premiums due on the Policy, which it may satisfy by using the cash value in the Policy.

4.2	Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3	Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis by including it on the Executive’s form W-2.

ARTICLE 5

BENEFICIARIES

5.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary or Beneficiaries to receive any benefits payable pursuant to the Agreement upon the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other agreement of the Company in which the Executive participates.

5.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Company or its designated agent. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Company prior to the Executive’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received by the Company or its designated agent.

5.4	No Beneficiary Designation. If the Executive dies without a valid designation of Beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

5.5	Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may be appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

ARTICLE 6

ASSIGNMENT

The Executive may irrevocably assign, without consideration, all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of the Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

8.1	Claims Procedure. The Executive or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.1.2	Timing of Company Response. The Company shall respond to such Claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.3	Notice of Decision. If the Company denies part or the entire claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

8.2	Review Procedure. If the Company denies part or the entire claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.1	Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.2.2	Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4	Timing of Company’s Response. The Company shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.2.5	Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based; and

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

ARTICLE 9

AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated only by written agreement between the Company and the Executive or their designated agents or representatives.

ARTICLE 10

ADMINISTRATION

10.1	Plan Administrator. This Agreement shall be administered by the Company’s Compensation Committee (the “Plan Administrator”). The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to any agent, entity or person such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

10.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1	Binding Effect. This Agreement shall bind the Executive and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

11.2	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement shall be heard and determined before an appropriate state or federal court serving Howard County, Maryland. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

11.3	Successors; Binding Agreement. In no event shall the Executive transfer or assign this Agreement, without the Company’s prior written consent. This Agreement shall inure to the benefit of and be binding upon the Executive’s and the Company’s personal or legal representatives, executors, administrators, successors, assigns, agents, affiliates, heirs, distributees, devisees and legatees. The Company shall require any successor to all or substantially all of the assets or business of the Company to agree to assume the Agreement.

11.4	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, Maryland 21046

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

11.5	Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

John Becker	Sourcefire, Inc.

By:
Title:

Annex A

[Beneficiary Designation Form]

EXHIBIT D

Form of Employee Proprietary Information,

Inventions, and Non-Competition Agreement

SOURCEFIRE, INC.

EMPLOYEE PROPRIETARY INFORMATION,

INVENTIONS, AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by SOURCEFIRE, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or “moral rights” throughout the world. “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit 1 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Unassigned Inventions. I recognize that this Agreement will not be deemed to require assignment of any invention that was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company

Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I understand that my employment with the Company requires my full attention and effort. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS OR CUSTOMERS. I agree that for the period of my employment by the Company and for two (2) years after the date my employment by the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, either directly or through others, (i) solicit or attempt to solicit any employee, independent contractor or consultant of the Company to become an employee, consultant or independent contractor to or for any other person or entity, or (ii) solicit any customers of the Company with whom I had contact or whose identity I learned as a result of my employment with the Company if I am working with any Competitive Business as that term is defined in Section 6, below. The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing six (6) months prior to my employment with the Company and ending on the date my employment with the Company ends.

6. NON-COMPETE PROVISION. I agree that for the period of my employment with the Company, and for the period of one (1) year after the later of (i) the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, or (ii) the date a court of competent jurisdiction enters an order enforcing this provision, I will not provide services, similar to those I provided to the Company, to any person or entity in competition with the Company within the United States of America. I acknowledge that this non-compete provision is limited to the types of activities and services I provided in my employment with the Company. The Company currently engages in the network security business providing products and services for network intrusion detection and prevention, next-generation firewalls and malware protection; however, the parties acknowledge that this will change as the Company develops. Therefore, the parties agree that a person or entity is in competition with the Company if it provides services or goods similar to those provided by the Company at the time my employment with the Company ends (a “Competitive Business”).

7. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company, including agreements or obligations I may have with prior employers or entities for which I have provided services. I have not entered into, and I agree I will not enter into, any agreement or obligation either written or oral in conflict herewith.

8. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

9. LEGAL AND EQUITABLE REMEDIES. I recognize that in the course of employment with the Company, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will be employed to provide are personal and unique. I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

11. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

12. GENERAL PROVISIONS.

12.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Maryland, as such laws are applied to agreements entered into and to be performed entirely within Maryland between Maryland residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts for Howard County, Maryland in any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5 Employment At-Will. I agree and understand that I am employed at-will, and that nothing in this Agreement shall change this at-will status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or discussions between us on this subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, specifically: April 8, 2013.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

ACCEPTED AND AGREED TO:

SOURCEFIRE, INC.

By:
Title:
9770 Patuxent Woods Drive, Columbia, Maryland 21046

Dated:

EXHIBIT 1

PREVIOUS INVENTIONS

TO:	SOURCEFIRE, INC.
FROM:
DATE:
SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by SOURCEFIRE, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.
☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.
☐ Additional sheets attached.

EXHIBIT 2

APPLICANT DISCLOSURE STATEMENT

In consideration of my employment or continued employment by Sourcefire, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Nondisclosure of Confidential Information. I acknowledge that I have not been asked to disclose and am not providing information which would be considered as “confidential information” belonging to my former employer(s) to the Company during the employment application and hiring process, other than to the limited extent that a limited disclosure of such information may be necessary to identify whether related issues may exist if I became employed by the Company.

2. Existing Employment Agreements. Except as set forth below, I am aware of no current or prior employment agreements between me and my current or former employers, including but not limited to any employee code of conduct, noncompetition, non solicitation or nondisclosure agreements, which would restrict or otherwise may adversely affect my accepting new employment with the Company. To the extent I have identified any such agreements, I agree to provide copies to the Company before my hiring process is completed so that they can be reviewed for this purpose. To the extent such agreements exist, they are identified as follows:

My performance of my expected job duties at the Company will not breach any of these agreements, including as to any agreement to keep in confidence confidential, proprietary and trade secret information that I may have acquired during my previous employment.

3. Non-delivery of Confidential Information. I agree that, if I am offered and accept employment with the Company, I will not bring with me to my new employment any items of “confidential information” from my former employer(s), and will not engage in any activities that would violate any employment or other agreements I may have with such employer(s).

4. Non-removal of Confidential Information. I further acknowledge that, in preparation for engaging in the hiring process with the Company, I have not removed any written, electronic or other materials containing “confidential information” of my current employer, whether or not such would assist me according to my understanding of the job position(s) for which I am being considered by the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated:

(Signature)